EXHIBIT 99
FOR IMMEDIATE RELEASE
Friday, July 20, 2007
R.G. BARRY CORPORATION SELLS FRENCH SUBSIDIARY
PICKERINGTON, Ohio — Friday, July 20, 2007 — Accessory footwear marketer R.G. Barry Corporation (Amex: DFZ), the Dearfoams® company, said today that it has sold its French subsidiary, Escapade S.A., to M.T. SARL of Thiviers, France, for approximately $480,000. Escapade owns and operates Thiviers-based Fargeot & Cie, a French slipper manufacturer and marketer.
For the year ended June 30, 2007, the Company’s annual operating results will reflect a loss of approximately $900,000 from its discontinued French operations, which will include both the results from Fargeot operations and a loss on the sale of the business.
“Escapade/Fargeot no longer fit with our business today or our vision of tomorrow,” said Greg Tunney, Chief Executive Officer and President of R.G. Barry Corporation. “This sale eliminates the only remaining vestige of our former manufacturing-based business model. Since exiting the manufacturing-based model less than three years ago, we have become a profitable, growing multi-brand accessory footwear product and marketing company with a solid growth strategy for the future.”
Thierry Civetta, president of Barry’s French operations, and Michel Fargeot, grandson of the Fargeot founder, are the principals in M.T. SARL.
“We are pleased that the sale to Thierry and Michel provides Fargeot and its approximately 80 French employees with local ownership and an opportunity to continue operating and serving smaller independent footwear retailers in France as their business has successfully done for more than 75 years. We wish everyone at Fargeot success in the future,” Mr. Tunney said.
R.G. Barry acquired Fargeot/Escapade in 1999 as a part of its efforts at that time to enter the European comfort footwear market as a manufacturer and marketer.
For the 39 weeks ended March 31, 2007, Escapade contributed about $361,000 of the Company’s reported pre-tax income of approximately $13.9 million and about $6.4 million of the Company’s reported $97.6 million in net sales.
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R.G. Barry Corporation • 13405 Yarmouth Road N.W., Pickerington, OH 43147 • 614.864.6400 • www.rgbarry.com • www.dearfoams.com

Barry Sells French — page 2
About R.G. Barry Corporation
Celebrating its 60th year in 2007, R.G. Barry Corporation, the Dearfoams® company, is one of the world’s leading developers and marketers of accessory footwear. To learn more about our business, visit us online at <www.rgbarry.com> or <www.dearfoams.com>.
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Contact:	R.G. Barry Corporation Roy Youst — Director Corporate Communications & IR 614.729.7275